UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2016

Guaranty Federal Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

43-1792717

(I.R.S. employer identification number)

0-23325

(Commission file number)

1341 West Battlefield
Springfield, Missouri 65807
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (417) 520-4333

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INCLUDED INFORMATION

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(e)

1. Amendment of Employment Agreements of Certain Executive Officers.

On June 1, 2016, Guaranty Federal Bancshares, Inc. (the “Company”) and the following named executive officers of the Company executed separate amendments to their respective Employment Agreements with the Company (the “Employment Agreements):

Shaun A. Burke, President and Chief Executive Officer

Carter M. Peters, Chief Financial Officer

Robin E. Robeson, Chief Operating Officer

Sheri D. Biser, Chief Credit Officer

Each Amendment to the Employment Agreement relates to the Company’s obligations to the executive officer should his or her employment with the Company be terminated under certain circumstances following a “Change-in-Control” (as defined in each Employment Agreement).The Amendment to each Employment Agreement amends two separate provisions under the original Employment Agreement.

One of the amendments to each Employment Agreement provides that upon termination due to a “Change-in-Control”, such officer will receive a lump sum payment in an amount equal to the greater of (i) 24 months (36 months in the case of Mr. Burke) of the executive officer’s base salary then in effect, or (ii) the highest rate of base salary during the twelve month period immediately before the Change-in-Control occurs. Such “Change-in-Control Payments” continue to be conditioned upon the executive officers executing a release in favor of, and waiver of any claims the executive officer may have against, the Company.

The other amendment pertains to certain federal income tax aspects of payments that may be made to the executive officers named above under the terms of their respective Employment Agreements as amended. Specifically, the amendment provides for a reduction in the payment to be made under the Employment Agreement upon a Change-in-Control if the amount payable would result in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) resulting in the executive officer being subject to a 20% excise tax under Section 4999 of the Code. However, if the total amount payable without the reduction would be greater than the amount the executive would receive if no such reduction were made to the total payment and the executive officer were subject to the tax imposed by Section 4999 of the Code, then no reduction will be applied to the amount payable upon the Change-in-Control. Each Employment Agreement Amendment provides a methodology for the reduction of the payments to avoid the application of Section 280G.

The description of the Employment Agreement Amendments set forth above with respect to Mr. Burke, Mr. Peters, Ms. Robeson and Ms. Biser is qualified in its entirety by reference to each of their respective Employment Agreement Amendments attached hereto as Exhibits 10.1 through 10.4, respectively, and to each of their respective Employment Agreements. Mr. Burke’s Employment Agreement was filed as Exhibit 10.1 to the Form 8-K filed by the Company on March 26, 2014. Mr. Peter’s Employment Agreement was filed as Exhibit 10.2 to the Form 8-K filed by the Company on March 26, 2014. Ms. Robeson’s Employment Agreement was filed as Exhibit 10.3 to the Form 8-K filed by the Company on March 26, 2014. Ms. Biser’s Employment Agreement was filed as Exhibit 10.5 to the Form 8-K filed by the Company on March 26, 2014.

2. Amendment of Restricted Stock Award Agreements – H. Michael Mattson

On June 1, 2016, the Company and H. Michael Mattson, Chief Lending Officer, executed that certain Amendment to Restricted Stock Award Agreements (the “Amendment to Restricted Stock Award Agreements”) in recognition of his past service with the Company and in connection with his impending retirement on June 30, 2016 (previously reported on Current Report on Form 8-K filed on March 21, 2016). The Amendment to Restricted Stock Award Agreements amends each of Mr. Mattson’s three restricted stock award agreements to provide that all 4,997 of his outstanding shares of restricted stock shall become fully vested, non-forfeitable and all holding periods shall expire on June 30, 2016. The description of the Amendment to Restricted Stock Award Agreements set forth above is qualified in its entirety by reference to the Amendment to Restricted Stock Awards Agreement attached hereto as Exhibit 10.5 and to the Restricted Stock Award Agreements by and between the Company and Mr. Mattson.

3. Written Description of 2016 Executive Incentive Compensation Annual Plan for Certain Executive Officers.

On June 1, 2016, the Company entered into short-term incentive compensation arrangements with respect to bonuses payable in 2016 for Mr. Burke, Mr. Peters, Ms. Robeson and Ms. Biser. The written description of each plan is attached hereto as Exhibits 10.6 through 10.9 and is incorporated by reference in this Item 502(e).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amendment to Employment Agreement, dated June 1, 2016, between the Company and Shaun A. Burke, President and CEO

10.2	Amendment to Employment Agreement, dated June 1, 2016, between the Company and Carter M. Peters, Chief Financial Officer

10.3	Amendment to Employment Agreement, dated June 1, 2016, between the Company and Robin E. Robeson, Chief Operating Officer

10.4	Amendment to Employment Agreement, dated June 1, 2016, between the Company and Sheri D. Biser, Chief Credit Officer

10.5	Amendment to Restricted Stock Award Agreements, dated June 1, 2016, between the Company and H. Michael Mattson, Chief Lending Officer

10.6	Written Description of 2016 Executive Incentive Compensation Annual Plan – President and Chief Executive Officer

10.7	Written Description of 2016 Executive Incentive Compensation Annual Plan –Chief Financial Officer

10.8	Written Description of 2016 Executive Incentive Compensation Annual Plan –Chief Operating Officer

10.9	Written Description of 2016 Executive Incentive Compensation Annual Plan –Chief Credit Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guaranty Federal Bancshares, Inc. By: /s/ Shaun A. Burke Shaun A. Burke President and Chief Executive Officer

Date: June 3, 2016

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